Exhibit 1.01

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Appoints New Independent Directors to CDC Software Board

HONG KONG, ATLANTA, June 7, 2007 – CDC Corporation (NASDAQ: CHINA), focused on global enterprise software and New Media, which includes mobile applications, online games and a portal for the China market, today announced that it has appointed Wong Chung Kiu, Ph.D. and Samson Tam, Ph,D., as independent directors to its CDC Software Board of Directors to further strengthen its leadership as the company continues to position itself as a market leader in vertically specialized enterprise software applications and services.
Wong, who will serve on the compensation and audit committee of CDC Software’s Board of Directors, is the founder and managing principal of iASPEC, a group of companies that provide information technology consulting services, software products and services in Hong Kong, China and in North America.  iASPEC was established in 1988 and is headquartered in Hong Kong.
He served as the Principal Architect in a State of California government data center from 1975 to 1981 and received the Distinguished Services Award from the State of California in 1979.  Wong returned to China in 1982 and has held senior positions in international information technology companies in China and in Hong Kong.  Wong is a Distinguished Fellow of the Hong Kong Computer Society and is also a member of the University Grants Committee and a member of the Advisory Committee on Creative Industry of the Central Policy Unit in the Hong Kong SAR Government.  He serves as a member in the Advisory Committees of various engineering faculties and information technology academic departments in the local universities and those in China. Wong obtained his Ph.D. in Mathematics from the University of California, Berkeley.
Tam is the chairman and CEO of Group Sense (International) Limited, overseeing the overall strategy formulation and creation of business and technology partnerships. Tam and his brother co-founded Group Sense Limited in 1988 and launched the world’s first English-Chinese electronic dictionary in 1989, under the brand name “Instant-Dict”. In 1993, the company was restructured and was listed on the Hong Kong Stock Exchange under the holding vehicle Group Sense (International) Limited.

He is currently the chairman of the Hong Kong Electronics Industry Council and is also sitting on a number of different key advisory committees and councils in the public sector. He is often invited to speak at conferences and seminars on technology, industry and management. He graduated from the Chinese University of Hong Kong in 1986 with a Bachelor’s degree in Science and Electronics and holds a Ph.D. from The Hong Kong Polytechnic University.

“CK and Samson are strong additions to our already exceptional CDC Software Board of Directors,” said Peter Yip, executive chairman of the board of CDC Software. “ Through their extensive contacts in China, they will not only help us continue to grow organically there, but also expand our technology product offerings and market share in China through strategic mergers and acquisitions.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum HRM (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the future growth by CDC Software and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of the enterprise software industry, and competitive products and technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise

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